Exhibit 99

Dollar General Corporation Announces John Garratt’s Intent to Retire

President and Chief Financial Officer to Retire effective June 2, 2023

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--January 30, 2023--Dollar General Corporation (NYSE: DG) today announced John Garratt’s intent to retire from his position as President and Chief Financial Officer (CFO) effective June 2, 2023. Taking into account its robust succession plans, Dollar General will evaluate options for its next CFO and is not currently conducting an external search.

“John’s retirement comes after an outstanding career as an accomplished and trusted finance executive and most recently as our President and CFO,” said Jeff Owen, Dollar General’s Chief Executive Officer. “On behalf of the entire DG family, I want to thank John for his many years of service to the Company, its employees, customers and shareholders. His exceptional business and financial acumen coupled with his strategic vision have positioned the Company for profitable growth. We appreciate all that John has accomplished on behalf of DG and we wish him the very best in his retirement.”

Garratt joined Dollar General in 2014 as Senior Vice President of Finance & Strategy and was named Executive Vice President and CFO in December 2015. He has served as DG’s President and CFO since September 2022. During Garratt’s tenure as CFO, he oversaw the finance, accounting, investor relations, treasury, and procurement functions, leading a disciplined approach to expense and capital management with a focus on delivering strong and consistent financial performance. In addition, he partnered in establishing the Company’s current strategy function, providing direction to the process that resulted in many of the strategic initiatives that have driven significant growth for the company in recent years.

“I am grateful for the opportunity I have had to serve our customers and communities during my time with this great company,” said Garratt. “While I look forward to spending more time with family, this was a difficult personal decision as this is truly a special company. I am excited to watch all that the team accomplishes in the future and believe that Dollar General is well-positioned for continued growth in the years ahead.”

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 18,818 stores in 47 states as of October 28, 2022. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

Contacts

Media Hotline: 1-877-944-DGPR (3477)
dgpr@dollargeneral.com